Exhibit 99.1

Valeant Pharmaceuticals Granted Exclusive Global License for Zeatin; Senetek Amends Kinetin License and Receives $5 Million; Accelerating Development of Proprietary Portfolio

Monday May 10, 4:00 am ET

NAPA, Calif., May 10 /PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that its lead Kinetin licensee, Valeant Pharmaceuticals International (NYSE: VRX - News), has been granted the right to an exclusive worldwide license in all classes of trade for Senetek’s patented cytokinin Zeatin, a naturally-occurring analogue of Kinetin, or another proprietary compound, on substantially the same commercial terms as the license agreement under which Valeant markets its Kinerase® brand of Kinetin dermatological products.

Under the agreement, Senetek is to commence pre-clinical testing of Zeatin promptly following agreement on test protocols, with expectations of completing pre-clinicals within four months for submission to the review board of the institution selected to conduct clinical trials. As part of this arrangement, Senetek and Valeant are forming a seven-member Operating Committee to plan and coordinate pre-clinical testing, clinical trials and marketing of Zeatin.

Separately, Senetek announced an agreement with Valeant to make a $5 million unrestricted cash payment to Senetek. Valeant’s Kinerase® license is being amended to extend its term, expand its reach to additional channels of trade, harmonize its minimum royalty provisions for exclusivity in the ethical channel in North America and Europe, and provide royalty rate reductions equivalent to $250,000 per quarter beginning in 2005.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek, said, “We are very gratified with this further step in the expansion of our relationship with Valeant Pharmaceuticals, which has brought such excitement and energy to the marketing and distribution of its broadened Kinerase® line in the U.S. and to its launch in Europe this month. Based on the recently announced results of our Zeatin 300-day in vitro study, we are eager to explore with Valeant the exciting potential of Zeatin as a powerful complement to Kinetin.”

“We also are pleased that Valeant has shown its commitment through this $5 million cash infusion, which will help Senetek fast-track pre-clinical testing and clinical trials of Zeatin and the other high potential compounds in our portfolio and accelerate achievement of Senetek’s strategic business plan,” Mr. Massino said.

Wesley P. Wheeler, President, North American Region, Global Marketing & Business Development of Valeant, commented, “The Kinerase® brand is a cornerstone of our global skin care business. Kinerase cream and lotion have met with positive acceptance in the dermatologist and plastic surgeon community and we are launching a series of strategic line extensions of Kinetin products to serve this demand, starting with Kinerase Intensive Eye Cream launched last month, to be followed later this year with Kinerase SPF lotion, Kinetin cream with highly stable Vitamin C, and a unique Kinerase cleanser. We are very excited about this collaboration with Senetek and the potential for Zeatin to expand our Kinerase® franchise by creating synergistic and combination products.”

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation of successful pre-clinical and clinical trials of Zeatin, execution of a Zeatin license agreement with Valeant, and successful evaluation and development of other new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.